EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Infinity Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of February, 2010.

VENROCK ASSOCIATES
By:	A General Partner

VENROCK ASSOCIATES III, L.P.
By:	Venrock Management III, LLC
Its:	General Partner

VENROCK ENTREPRENEURS FUND III, L.P.
By:	VEF Management III, LLC
Its:	General Partner

By:	/s/ David L. Stepp
Authorized Signatory